Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of BTCS, Inc. on Form S-3 (File Nos. 333-277065) and Form S-1 (File No. 333-252511) of our report dated March 20, 2025, with respect to our audits of the financial statements of BTCS, Inc., as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of BTCS, Inc., for the year ended December 31, 2024.

/s/ RBSM LLP

RBSM LLP

Las Vegas, Nevada

March 20, 2025